Exhibit 10.1

TD Bank
Commercial Lending
1000 MacArthur Boulevard
Mahwah, NJ 07430
F:  201-236-1752
www.tdbank.com

Date: November 30, 2014

To:    The Dewey Electronics Corporation
   27 Muller Road
   Oakland, NJ 07436

Re:     Commercial Line of Credit – Loan #1574730-9001 dated April 20, 2009 in the amount of
           $500,000.00 (as amended, modified or supplemented, the “Note”)

Dear Mr. Dewey:

We are pleased to inform you that pursuant to the terms of the Note referenced above, this letter constitutes written notice that the Note has been renewed for a period of 12 months and shall mature on November 30, 2015 (the “Maturity Date”) unless extended in writing by the Bank in its sole and absolute discretion.  Borrower hereby acknowledges that usage of the Line of Credit subsequent to the current maturity date is Borrower’s acceptance and agreement that the Borrower continues to be legally bound by the loan documents and except as expressly set forth in this letter, all terms, conditions and provisions of the Note and each of the other loan documents, are hereby ratified and confirmed and continue unchanged and in full force and effect.

TD Bank, N.A. thanks you for your business and looks forward to continuing to service your lending needs.  If you have any questions with regard to the information contained in this letter, please do not hesitate to contact me at 201-236-26409.

Very truly yours,
TD Bank, N.A.

/s/ Eileen McEvoy
Eileen McEvoy, Senior Relationship0 Manager

Cc:  Stephen P. Krill, Treasurer